NEWS RELEASE

Granite Falls Energy Acquires Majority Interest in Heron Lake BioEnergy

HERON LAKE, MN – August 1, 2013 – Granite Falls Energy, LLC and Heron Lake BioEnergy, LLC announced today that Granite Falls Energy has acquired a majority interest in Heron Lake BioEnergy. Pursuant to this new strategic partnership, Granite Falls Energy will provide management services to Heron Lake BioEnergy and appoint a majority of the members of its board of governors. The Heron Lake BioEnergy plant, located near Heron Lake, Minnesota, has an annual production capacity of 58 million gallons and sells livestock feed and corn oil as co-products of fuel ethanol production.

“Granite Falls Energy is pleased with the opportunity to invest in an excellent company like Heron Lake BioEnergy and to lend our management team to the mutual effort,” said Paul Enstad, Chairman of the Granite Falls Energy board. “This combination with another great rural Minnesota ethanol producer fits well within our vision for Granite Falls Energy.”

“Heron Lake BioEnergy welcomes our friends from Granite Falls,” said David Woestehoff, a founding governor of Heron Lake BioEnergy. “This is a great opportunity for both companies. We look forward to moving this company forward and believe this arrangement will provide the best return to our shareholders.”

About Granite Falls Energy

Granite Falls Energy, LLC is a Minnesota limited liability company comprised of over 900 investors. Granite Falls Energy produces fuel-grade ethanol, distillers grains, and crude corn oil in its plant near Granite Falls, Minnesota, with an annual production capacity of 60 million gallons of undenatured ethanol. For more information, contact Steve Christensen at (320) 564-3100 or visit www.granitefallsenergy.com.

About Heron Lake BioEnergy

Heron Lake BioEnergy, LLC is a Minnesota limited liability company comprised of over 1100 investors. Heron Lake BioEnergy produces fuel-grade ethanol, distillers grains, and crude corn oil in its plant near Heron Lake, Minnesota, with an annual production capacity of 58 million gallons of undenatured ethanol. For more information, contact Steve Christensen at (320) 564-3100 or visit www.heronlakebioenergy.com.